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                               OFFER TO EXCHANGE

                   14.5% SENIOR EXCHANGEABLE PREFERRED STOCK
                      DUE 2008, $0.01 PAR VALUE PER SHARE,
                        WHICH HAS BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,

                          FOR ANY AND ALL OUTSTANDING

                   14.5% SENIOR EXCHANGEABLE PREFERRED STOCK
                      DUE 2004, $0.01 PAR VALUE PER SHARE,

                                       OF

                         BRAND SCAFFOLD SERVICES, INC.


To Our Clients:

         We are enclosing herewith a Prospectus, dated ____________, 1998, of Brand Scaffold Services, Inc. (the "COMPANY"), a Delaware corporation, and a related Letter of Transmittal (which together constitute the "EXCHANGE OFFER") relating to the offer by the Company to exchange its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "NEW PREFERRED STOCK"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for a like number of shares of its issued and outstanding 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "OLD PREFERRED STOCK") upon the terms and subject to the conditions set forth in the Exchange Offer.

         PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _________, 1998, UNLESS EXTENDED.

         The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered.

         We are the holder of record and/or participant in the book-entry transfer facility of Old Preferred Stock held by us for your account. A tender of such Old Preferred Stock can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Preferred Stock held by us for your account.

         We request instructions as to whether you wish to tender any or all of the shares of Old Preferred Stock held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

         Pursuant to the Letter of Transmittal, each holder of Old Preferred Stock will represent to the Company that (i) the shares of New Preferred Stock acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Preferred Stock,

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whether or not such person is such holder, (ii) neither the holder of the Old
Preferred Stock nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock,
(iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the shares of New Preferred Stock and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive for its own account in exchange for shares of Old Preferred Stock, we will represent on behalf of such broker-dealer that the shares of Old Preferred Stock to be exchanged for the shares of New Preferred Stock were acquired by it as a result of market-making activities or other trading activities, and acknowledged on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such shares of New Preferred Stock. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such shares of New Preferred Stock, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                                     Very truly yours,




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